Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CHINA YCT INTERNATIONAL GROUP, INC.", CHANGING ITS NAME FROM "CHINA YCT INTERNATIONAL GROUP, INC." TO "SPRING PHARMACEUTICAL GROUP, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF AUGUST, A.D. 2018, AT 10:44 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE SUSSEX COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4308549 8100
SR# 20186384620

Authentication: 203323419
Date: 08-28-18

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:44 AM 08/28/2018
FILED 10:44 AM 08/28/2018
SR 20186384620 - File Number 4308549

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

China YCT International Group, Inc. (the **"Corporation"**), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation duly approved an amendment to Article FIRST of the Certificate of Incorporation of the Corporation to change the name of the Corporation to "Spring Pharmaceutical Group, Inc.", declaring said amendment to be advisable.

SECOND: That Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

FIRST: The name of the Corporation is Spring Pharmaceutical Group, Inc.

THIRD: That this amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 27 day of August, 2018.

/s/ Yinghe Yan
Yinghe Yan
Chairman and Chief Executive Officer